EXHIBIT NO. 99. Press release of Alcan Inc., dated May 9, 2005.

Press Release

FOR IMMEDIATE RELEASE

ALCAN DELIVERS INCREASED FIRST QUARTER EARNINGS

Strong Performance Despite Higher Input Costs

FINANCIAL HIGHLIGHTS

•         Operating earnings for the first quarter of US$0.60 per share, up US$0.09 or 18% year-over-year;

•         Income from continuing operations of US$0.56 per share, up US$0.20 or 56% year-over-year;

•         Pechiney synergies on track to reach US$360 million target by year end.

MONTREAL, CANADA - May 9, 2005 - Alcan Inc. (NYSE, TSX: AL) today reported first quarter income from continuing operations of US$208 million or US$0.56 per common share, up from US$133 million or US$0.36 per common share a year earlier and a loss of US$337 million or US$0.92 per share in the fourth quarter of 2004. Results from continuing operations for the fourth quarter of 2004 included a non-cash goodwill impairment charge of US$154 million. *

Operating earnings, which exclude foreign currency balance sheet translation effects and Other Specified Items, were US$223 million or US$0.60 per common share in the first quarter, up from US$188 million or US$0.51 per common share a year earlier and US$111 million or US$0.30 per share in the fourth quarter of 2004.  Operating earnings for the first quarter included a mark-to-market gain on derivatives of US$0.01 per share after tax compared to nil a year earlier and a loss of US$0.09 per share in the fourth quarter of 2004.

"We're off to a strong start in 2005," said Travis Engen, President and CEO. "Earnings are significantly higher both year-over-year and sequentially, which is especially noteworthy given ongoing cost pressures and the spin-off of our rolled products business.  We're executing well on integration and synergy capture and the value of our combination with Pechiney is becoming very clear," he added.

"While there has been some recent softening in aluminum prices, industry fundamentals remain sound.  Demand in our manufacturing businesses is solid and we are making excellent progress in meeting raw-material cost challenges. With last year's major transactions behind us, we will remain focused on operating excellence and financial discipline as the year progresses," he concluded.

Operating earnings for the first quarter of 2005 were US$35 million higher than in the comparable quarter of last year. The improvement was mainly due to higher aluminum prices, better pricing and mix as well as contributions from synergies, which were partially offset by the negative impact of the weaker U.S. dollar, higher costs for energy and raw materials and the impact of the rolled products spin-off.

Operating earnings increased by US$112 million compared to the fourth quarter of 2004.  The significant improvement was due to higher aluminum prices, improved volumes and better pricing and mix which more than offset increased costs for energy and raw materials and the impact of the rolled products spin-off.

*Prior period amounts in this press release include Alcan's former rolled products business, which was spun-off on 6 January 2005.

	First Quarter		Fourth Quarter
(US$ millions, except where indicated)	2005	2004	2004
Operating earnings - excluding foreign currency
balance sheet translation and Other Specified Items*	223	188	111

Foreign currency balance sheet translation	30	9	(102)
Other Specified Items (OSIs)
Synergy costs	(7)	(8)	(32)
Restructuring charges	(3)	(5)	(14)
Asset impairments	-	-	(65)
Goodwill impairments	-	-	(154)
Gains from non-routine sales of assets,
businesses and investments	1	5	3
Tax adjustments	(27)	3	10
Novelis costs	(24)	-	(31)
Legal and environmental provisions	-	-	(6)
Pechiney financing-related losses	-	(2)	-
Purchase accounting and related adjustments	-	(56)	(45)
Insurance recovery	8	-	-
Other	7	(1)	(12)
Other Specified Items (sub-total)	(45)	(64)	(346)

Income (Loss) from continuing operations	208	133	(337)
Income (Loss) from discontinued operations	10	(27)	(9)
Net income (Loss)	218	106	(346)
Earnings (Loss) per share (US$ per share)
Operating earnings	0.60	0.51	0.30
Income (Loss) from continuing operations	0.56	0.36	(0.92)
Net income (Loss)	0.58	0.29	(0.94)
Average number of shares outstanding (millions)	370.0	367.1	369.4
* See Operating Earnings from Continuing Operations for an explanation of the Company's use of this measure.
Prior period information includes Novelis but has been restated to reflect the reclassification of certain businesses as discontinued operations.

Income from continuing operations for the first quarter of 2005 included a primarily non-cash, after-tax gain of US$30 million, or US$0.08 per common share, for the effects of foreign currency balance sheet translation, compared to an after-tax gain of US$9 million, or US$0.03 per common share, in the year-ago quarter and an after-tax loss of US$102 million, or US$0.28 per common share, in the fourth quarter of 2004. Also included in income from continuing operations for the first quarter was a net after-tax charge of US$45 million, or US$0.12 per common share, for Other Specified Items, as compared to a net after-tax charge of US$64 million, or US$0.18 per common share, in the corresponding period of 2004 and a net after-tax charge of US$346 million, or US$0.94 per common share, in the fourth quarter of 2004.

Foreign Currency Balance Sheet Translation

Foreign currency balance sheet translation effects largely arise from translating monetary items (principally deferred income taxes and long-term liabilities) denominated in Canadian and Australian dollars into U.S. dollars for reporting purposes.  The strengthening of the U.S. dollar in the first quarter of 2005, principally against the Canadian dollar, resulted in the company recording a translation gain of US$30 million as compared to a gain of US$9 million in the year-earlier first quarter and a loss of US$102 million in the fourth quarter of 2004.  Although these effects are primarily non-cash in nature, they can have a significant impact on the company's net income.

Other Specified Items

Other Specified Items (OSIs - see Definitions) in the first quarter produced a net after-tax charge of US$45 million compared to a net after-tax charge of US$64 million in the year ago quarter.  The principal items included in OSIs in the first quarter of 2005 were non-cash tax charges of US$27 million mainly related to 2005 restructurings necessary to complete the spin-off of Novelis, expenses of US$24 million related to the spin-off of Novelis, a favourable adjustment of US$8 million related to an insurance claim at the Ravenswood facility and synergy costs of US$7 million.  The most significant item in OSIs in the first quarter of 2004 was US$56 million of one-time purchase accounting adjustments related to the Pechiney inventory revaluation.  In the same period last year, OSIs mainly comprised tax adjustments related to prior years.  OSIs in the fourth quarter of 2004 included a goodwill impairment charge of US$154 million, an asset impairment charge of US$65 million related to two rolling mills in Italy, purchase accounting and related adjustments of US$45 million, expenses of US$31 million related to the spin-off of Novelis and synergy costs of US$32 million.  Purchase accounting for the Pechiney acquisition was finalized during the fourth quarter of 2004.

Discontinued Operations and Net Income

The results of discontinued operations in the first quarter of 2005 include the Pechiney Électrométallurgie (PEM) ferroalloy business, most of the company's interest in Aluminium de Grèce (AdG) which was sold in March 2005 as well as the copper trading activities and certain non-core engineered products operations.  Collectively, discontinued operations recorded an after-tax gain of US$10 million in the first quarter.  In the year-ago first quarter, discontinued operations recorded an after-tax loss of US$27 million, with no after-tax impact from mark-to-market adjustments on derivatives.  In the fourth quarter of 2004, discontinued operations recorded an after-tax loss of US$9 million, which included an after-tax mark-to-market loss on derivatives of US$6 million.

After including the results of discontinued operations, the company reported net income of US$218 million, or US$0.58 per common share, compared to net income of US$106 million, or US$0.29 per common share, a year earlier, and a loss of US$346 million, or US$0.94 per common share, in the fourth quarter of 2004.

Synergies

Included in operating earnings for the first quarter were pre-tax synergy benefits of about US$60 million associated with the integration of Pechiney. On a cumulative basis, realized savings have reached   US$125 million since the program began at the start of 2004. The annualized synergy run-rate at the end of the first quarter of 2005 was US$232 million, well on track to reach the total target of US$360 million by year end.

Other Items

Operating earnings for the first quarter of 2005 included a pre-tax gain of US$2 million, or US$0.01 per common share after tax, arising from the marking to market of derivatives as compared to a pre-tax loss of US$2 million, or nil per common share after tax, in the year-ago quarter, and a pre-tax loss of US$24 million, or US$0.09 per common share after tax, in the fourth quarter of 2004.  As discussed above, results from discontinued operations for the first quarter of 2005 included a pre-tax mark-to-market gain of     US$18 million as compared to a pre-tax gain of US$1 million in the year-ago quarter and a pre-tax loss of US$3 million in the fourth quarter of 2004.

Results for the first quarter of 2005 included non-cash pre-tax expenses of US$5 million for stock options as compared to US$2 million in the year-ago quarter and US$4 million in the fourth quarter of 2004.

For the first quarter, the average number of common shares outstanding was 370.0 million compared to 367.1 million in the comparable year-ago quarter and 369.4 million in the fourth quarter of 2004.  As at March 31, 2005, there were 370.1 million shares outstanding.

Sales and Operating Revenues

	First Quarter		Fourth Quarter
(US$ millions, unless otherwise noted)	2005	2004	2004

Sales & operating revenues	5,172	6,005	6,518
Shipments (thousands of tonnes)
Ingot products*	745	493	549
Aluminum used in engineered products & packaging	312	371	341
Subtotal	1,057	864	890
Rolled products	-	668	695
Total aluminum volume	1,057	1,532	1,585
Ingot product realizations (US$ per tonne)	2,015	1,684	1,833
Average London Metal Exchange 3-month price (US$ per tonne)	1,887	1,666	1,814
* Includes primary and secondary ingot and scrap aluminum
Prior period information includes Novelis but has been restated to reflect the reclassification of certain businesses as discontinued operations.

Sales and operating revenues were US$5.2 billion in the first quarter, down US$0.8 billion from the year-ago quarter reflecting the spin-off of the rolled products business on January 6, 2005.  Excluding the impact of the spin-off of the rolled products business, sales and operating revenues increased mainly due to higher prices, improved volumes and the stronger euro.  Revenues were down US$1.3 billion from the fourth quarter of 2004, reflecting the inclusion of the rolled products businesses in the prior quarter.  Excluding the impact of the spin-off, sales and operating revenues increased due to higher LME prices.

Total aluminum volume, at 1,057 thousand tonnes (kt), was down 475kt from a year earlier and 528kt from the fourth quarter of 2004 due to the spin-off of the rolled products businesses on 6 January 2005.  The increase in ingot product shipments in the first quarter mainly reflects volumes sold to Novelis that were previously classified as inter-company sales.

Ingot product realizations, at US$2,015 per tonne, were US$331 per tonne higher than in the year-ago quarter and US$182 per tonne higher than in the fourth quarter.  Local market premia remain at historically high levels.

REVIEW OF BUSINESS GROUP PROFIT AND CORPORATE ITEMS

Business Group Profit

Business Group Profit (BGP) comprises earnings before interest, income taxes, minority interests, depreciation and amortization and excludes certain items, such as corporate costs, restructuring costs (relating to major corporate-wide acquisitions or initiatives), impairment and other special charges, and pension actuarial gains, losses and other adjustments, that are not under the control of the business groups or are not considered in the measurement of their profitability.  These items are generally managed by the Company's corporate head office, which focuses on strategy development and oversees governance, policy, legal, compliance, human resources and finance matters.

Financial information for individual business groups includes the results of certain joint ventures on a proportionately consolidated basis, which is consistent with the way the business groups are managed.  However, the BGP of these joint ventures is removed from total BGP for the company and the net after-tax results are reported as equity income.

The change in the fair market value of derivatives has been removed from individual business group results and is shown on a separate line within total BGP.  This presentation provides a more accurate portrayal of underlying business group results and is in line with the company's portfolio approach to risk management.

	First Quarter		Fourth Quarter
(US$ millions)	2005	2004	2004
Business Group Profit (BGP)
Bauxite and Alumina	97	88	122
Primary Metal	431	378	295
Engineered Products	115	106	91
Packaging	154	168	157
Equity accounted joint venture eliminations	(74)	(53)	(83)
Change in fair market value of derivatives	(3)	-	(26)
Subtotal	720	687	556
Novelis entities	-	164	145
	720	851	701
Corporate Items
Intersegment, corporate offices and other	(85)	(258)	(368)
Depreciation & amortization	(272)	(336)	(355)
Interest	(85)	(93)	(93)
Income taxes	(98)	(41)	(75)
Equity income	29	16	8
Minority interests	(1)	(6)	(1)
Goodwill impairment	-	-	(154)
Income (Loss) from continuing operations	208	133	(337)
Prior period information includes Novelis but has been restated to reflect the reclassification of certain businesses as discontinued operations.

On 6 January 2005, Alcan completed the spin-off of its rolled products business, now named Novelis Inc. Prior-period business group information has been retroactively adjusted to reflect the impact of the transaction.

Bauxite and Alumina: BGP for the first quarter was US$97 million, up US$9 million from the year-ago quarter.  This improvement mainly reflected benefits from higher alumina prices, partially offset by lower shipment volumes and higher energy and maritime freight costs.  Compared to the fourth quarter of 2004, BGP decreased US$25 million.  The favourable impact of balance sheet translation and the benefits of higher prices for LME linked alumina contracts were more than offset by reduced spot sales, the disposition of a favourable alumina contract with the sale of AdG and lower shipment volumes. Continuing strong metal prices and higher expected shipments should provide support for similar results in the second quarter of 2005.

Primary Metal: BGP for the first quarter was US$431 million, an increase of US$53 million from the year-ago quarter.  The year-over-year improvement mainly reflects the benefits from higher metal price realizations and an improved product mix, offset in part by the adverse impact of the weaker U.S. dollar on operating costs, higher costs for certain raw materials, including energy, and the impact of the Arvida Soderberg shutdown, which was completed in April 2004.  On a sequential quarter basis, BGP increased by      US$136 million.  Benefits from higher metal price realizations, improved product mix, balance sheet translation effects and lower operating costs were slightly offset by higher costs for alumina and energy and lower smelter equipment sales. Results for the second quarter are expected to remain firm, as higher raw material and operating costs are offset by benefits from higher shipment volumes.

Engineered Products: BGP for the first quarter was US$115 million, up US$9 million from the year-ago quarter. Higher aerospace volumes, synergies from the Pechiney acquisition and lower operating costs resulting from restructuring activities in 2004 more than offset higher costs for energy and fuel-related inputs.  Compared to the fourth quarter of 2004, which was affected by seasonal slowing, BGP improved by US$24 million due to strong performances from the extrusion, aerospace, composite, and cable businesses.  With business conditions expected to remain supportive in the second quarter, results should be in line with the group's first-quarter performance.

Packaging: BGP for the first quarter was US$154 million, US$14 million lower than in the comparable year-ago quarter. Results reflected the impact of higher raw material prices, which have increased sharply since mid-2004, and a generally softer business environment in Europe.  Increased raw material costs have been partly offset by price pass-throughs, the achievement of merger synergies in excess of target and favourable currency exchange movements. Compared with the fourth quarter, results were little changed as a seasonal pick-up in demand was offset by margin pressure from raw materials.  While market conditions in Europe continue to be soft, results for the second quarter should benefit from an increase in food flexible volumes in Europe and North America, continued progress on the pass-through of higher raw material costs and benefits from the ongoing realization of merger synergies.

Change in fair market value of derivatives: For the first quarter of 2005, BGP included mark-to-market losses of US$3 million and Intersegment, corporate offices and other included a gain of US$5 million.  The company uses derivatives to hedge specific, underlying exposures which will offset these largely non-cash, mark-to-market losses over time.

Corporate Items

The Intersegment, corporate offices and other expense category includes the elimination of profits on intersegment sales of aluminum, corporate head office costs as well as other non-operating items. In the first quarter of 2005, non-operating items were US$22 million and were related to Novelis spin-off costs and synergy costs, partially offset by insurance recoveries and a non-recurring exchange gain.

Depreciation and amortization expenses, at US$272 million, were US$64 million lower than in the year-ago quarter and US$83 million lower than in the prior quarter primarily reflecting the impact of the rolled products business spin-off.

Interest expense, at US$85 million in the first quarter, was US$8 million lower than in both the prior-year quarter and fourth quarter of 2004, reflecting the reduced level of debt after the rolled products business spin-off.

Investments in entities over which Alcan has significant influence but not control are accounted for using the equity method.  Equity income was US$29 million in the first quarter, US$13 million higher than in the year-ago quarter, and US$21 million higher than in the fourth quarter of 2004.

The Company's effective tax rate on income from continuing operations was 35% for the quarter.  Increasing the effective tax rate were non-cash tax charges of US$27 million mainly related to 2005 restructurings necessary to complete the spin-off of Novelis (included in Other Specified Items), partially offset by the impact of a weakening in the Canadian dollar.

Cash Flow and Debt

Cash from operating activities in continuing operations was negative US$20 million in the first quarter of 2005 compared to positive US$270 million a year earlier. The reduction in operating cash flow largely reflected higher working capital levels due to an increase in trade accounts receivable, which resulted from the partial termination of a securitization program, and a reduction in trade accounts payable.  After dividends of US$58 million and capital expenditures of US$292 million, free cash flow (defined below) from continuing operations was negative US$370 million for the first quarter of 2005.  In the year-ago quarter, after dividends of US$59 million and capital expenditures of US$252 million, free cash flow from continuing operations was negative US$41 million.  Capital expenditures for the quarter included US$133 million for the Gove alumina refinery expansion, which is progressing according to schedule and on budget, and US$40 million for the completion of the Alouette smelter expansion.

Debt as a percentage of invested capital at March 31, 2005 was 40%, down from 46% at the end of the fourth quarter and 48% at the end of the prior-year quarter.  The decline in the debt ratio is due to the reduction of debt resulting from the rolled products business spin-off.

OUTLOOK AND EARNINGS SENSITIVITIES

Reflecting continuing strong industry fundamentals, the average LME 3-month price for the first quarter was US$1,850 per tonne on a one-month lag basis, US$219 per tonne higher than the average for the year-ago quarter and US$76 per tonne higher than the average for the fourth quarter of 2004. North American market premia remained at historically high levels.  For 2005, world primary aluminum consumption is expected to increase approximately 4.3% compared to a growth rate of 9.7% in 2004.  Production from new capacity and restarts in 2005 will increase world supply by about 6.0% compared to a growth rate of 6.6% in 2004.  With supply increasing faster than demand, Alcan forecasts a market deficit of about 200 kt for 2005, compared to an estimated deficit of 685 kt in 2004.

The following table provides Alcan estimates of the annualized after-tax impact of currency and LME price movements on net income from continuing operations.

	Increase in rate / price	US$M	US$ / share

Economic impact of changes in period-average exchange rates
European currencies	US$0.10	(56)	(0.15)
Canadian dollar	US$0.10	(110)	(0.30)
Australian dollar	US$0.10	(40)	(0.11)

Balance sheet translation impact of changes in period-end exchange rates
Canadian dollar	US$0.10	(170)	(0.46)
Australian dollar	US$0.10	(20)	(0.05)

Economic impact of changes in period-average LME prices*
Aluminum	US$100/t	170	0.46

* Realized prices generally lag LME price changes by one month. Changes in local and regional premia may also impact aluminum price realizations.  Sensitivities are updated as required to reflect changes in the company's commercial arrangements and portfolio of operations.  Not included are sensitivities to energy and raw-material prices, which may have significant impacts.

OPERATING EARNINGS FROM CONTINUING OPERATIONS

Alcan presents operating earnings from continuing operations in addition to income from continuing operations and reported net income.  Operating earnings from continuing operations are not calculated in accordance with U.S. GAAP and there is no standard definition of this term. Accordingly, it is unlikely that comparisons can be made among different companies that make operating earnings information available.  The determination of whether an item is treated as an Other Specified Item involves the exercise of judgement by Alcan management.

The company believes that operating earnings from continuing operations is a useful measure because it excludes items that are not typical of ongoing operating activities, such as Other Specified Items, as well as items that are outside management's control, such as the impact of foreign currency balance sheet translation. Management has concluded that operating earnings is a relevant measure for shareholders and other investors as it removes the inherent volatility of such items, whether favourable or unfavourable, and provides a clearer picture of underlying business performance. Moreover, the measure is in line with the company's internal performance measurement and management systems. Operating earnings information has historically been presented in response to requests from investors and financial analysts, who have indicated that they find the information highly relevant and essential to their understanding of the company.

NOTE ON FORWARD LOOKING STATEMENTS

Statements made in this press release which describe the company's or management's objectives, projections, estimates, expectations or predictions of the future may be "forward-looking statements" within the meaning of securities laws, which can be identified by the use of forward-looking terminology such as "believes," "expects," "may," "will," "should," "estimates," "anticipates" or the negative thereof or other variations thereon.  The company cautions that, by their nature, forward-looking statements involve risk and uncertainty and that the company's actual actions or results could differ materially from those expressed or implied in such forward-looking statements or could affect the extent to which a particular projection is realized.  Important factors which could cause such differences include global supply and demand conditions for aluminum and other products, aluminum ingot prices and changes in raw materials' costs and availability, changes in the relative value of various currencies, cyclical demand and pricing within the principal markets for the company's products, changes in government regulations, particularly those affecting environmental, health or safety compliance, economic developments, relationships with and financial and operating conditions of customers and suppliers, the effects of integrating acquired businesses and the ability to attain expected benefits, the company's ability to dispose of assets at the anticipated prices and other factors within the countries in which the company operates or sells its products and other factors relating to the company's ongoing operations including, but not limited to, litigation, labour negotiations and fiscal regimes.

DEFINITIONS

"GAAP" refers to Generally Accepted Accounting Principles.

"Other Specified Items" include, for example: restructuring charges; asset impairment charges; unusual environmental charges; gains and losses on non-routine sales of assets, businesses or investments; gains and losses from legal claims; gains and losses on the redemption of debt; income tax reassessments related to prior years and the effects of changes in income tax rates; and other items that, in Alcan's view, do not typify normal operating activities.

"Free cash flow" consists of cash from operations less capital expenditures and dividends. Management believes that free cash flow is relevant to investors as it provides a measure of the cash generated internally that is available for investment opportunities and debt service.

"LME" refers to the London Metal Exchange.

"Synergy run-rate" is the annualized rate of savings resulting from actions taken to date.

All tonnages are stated in metric tonnes, equivalent to 2,204.6 pounds.

All figures are unaudited.

QUARTERLY RESULTS WEBCAST

Alcan's quarterly results conference call with investors and analysts will take place on Monday, May 9, 2005 at 10:00 a.m. EST and will be webcast via the Internet at www. alcan.com.

Supporting documentation (press release, financial statements and investor presentation) is available at www.alcan.com, using the Investors link. Miscellaneous and previous years' filings may be accessed using the following links to the www.sec.gov (U.S.) and www.sedar.com (Canada) websites.

ALCAN INC.

Alcan is a multinational, market-driven company and a global leader in aluminum and packaging, as well as aluminum recycling. With world-class operations in primary aluminum, fabricated aluminum as well as flexible and specialty packaging, aerospace applications, bauxite mining and alumina processing, today's Alcan is well positioned to meet and exceed its customers' needs for innovative solutions and service. Alcan employs 70,000 people and has operating facilities in 55 countries and regions.

MEDIA CONTACT: Anik Michaud                                 INVESTOR CONTACT: Corey Copeland

Tel.: (514) 848-8151                                                      Tel.  (514) 848-8368

Conference call numbers:                                           Conference call numbers:

North America (800) 895-7761                                      North America (800) 894-4892

Local & overseas (415) 904-7370                                  Local & overseas (415) 904-7361

ALCAN INC.

INTERIM CONSOLIDATED STATEMENT OF INCOME (unaudited)

Three months ended March 31	2005	2004
(in millions of US$, except per share amounts)
Sales and operating revenues	5,172	6,005

Costs and expenses
Cost of sales and operating expenses, excluding depreciation and
amortization noted below	4,084	4,958
Depreciation and amortization	272	336
Selling, administrative and general expenses	379	395
Research and development expenses	49	61
Interest	85	93
Other expenses (income) - net	25	(2)
	4,894	5,841
Income from continuing operations before income taxes and other items	278	164
Income taxes	98	41
Income from continuing operations before other items	180	123
Equity income	29	16
Minority interests	(1)	(6)
Income from continuing operations	208	133
Income (Loss) from discontinued operations	10	(27)
Net income	218	106
Dividends on preference shares	2	2
Net income attributable to common shareholders	216	104
Earnings (Loss) per share
Basic:
Income from continuing operations	0.56	0.36
Income (Loss) from discontinued operations	0.02	(0.07)
Net income per common share - basic	0.58	0.29
Diluted:
Income from continuing operations	0.56	0.35
Income (Loss) from discontinued operations	0.02	(0.07)
Net income per common share - diluted	0.58	0.28
Dividends per common share	0.15	0.15

ALCAN INC.

INTERIM CONSOLIDATED BALANCE SHEET (unaudited)

	March 31, 2005	December 31, 2004
(in millions of US$)
ASSETS

Current assets
Cash and time deposits	205	184
Trade receivables (net of allowances of $61 in 2005 and $99 in 2004)	2,865	3,232
Other receivables	1,234	1,272
Deferred income taxes	199	214
Inventories	2,840	4,029
Current assets held for sale	403	817
Total current assets	7,746	9,748

Deferred charges and other assets	2,497	2,877
Deferred income taxes	728	870
Property, plant and equipment
Cost (excluding Construction work in progress)	15,826	21,922
Construction work in progress	586	816
Accumulated depreciation	(5,611)	(9,445)
	10,801	13,293
Intangible assets (net of accumulated amortization of $163 in 2005
and $172 in 2004)	1,086	1,230
Goodwill	5,116	5,496
Long-term assets held for sale	138	163
Total assets	28,112	33,677

ALCAN INC.

INTERIM CONSOLIDATED BALANCE SHEET (cont'd) (unaudited)

	March 31, 2005	December 31, 2004
(in millions of US$)
LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities
Payables and accrued liabilities	4,747	5,800
Short-term borrowings	354	2,486
Debt maturing within one year	409	569
Deferred income taxes	6	23
Current liabilities of operations held for sale	570	714
Total current liabilities	6,086	9,592

Debt not maturing within one year	5,971	6,345
Deferred credits and other liabilities	4,401	4,975
Deferred income taxes	1,279	1,543
Long-term liabilities of operations held for sale	52	260
Minority interests	96	236

Shareholders' equity
Redeemable non-retractable preference shares	160	160
Common shareholders' equity
Common shares	6,098	6,670
Additional paid-in capital	689	112
Retained earnings	3,241	3,362
Common shares held by a subsidiary	(31)	(35)
Accumulated other comprehensive income	70	457
	10,067	10,566
	10,227	10,726
Total liabilities and shareholders' equity	28,112	33,677

ALCAN INC.

INTERIM CONSOLIDATED STATEMENT OF CASH FLOWS (unaudited)

Three months ended March 31	2005	2004
(in millions of US$)

OPERATING ACTIVITIES

Net income	218	106
Loss (Income) from discontinued operations	(10)	27
Income from continuing operations	208	133
Adjustments to determine cash from operating activities:
Depreciation and amortization	272	336
Deferred income taxes	61	(28)
Equity income, net of dividends	(27)	(16)
Asset impairment provisions	8	5
Gain on sale of businesses and investments - net	(1)	-
Stock option compensation	5	2
Change in operating working capital, deferred items, and other - net	(546)	(162)
Cash from (used for) operating activities in continuing operations	(20)	270

Cash from operating activities in discontinued operations	41	20

Cash from operating activities	21	290

FINANCING ACTIVITIES

Proceeds from issuance of new debt	386	541
Debt repayments	(636)	(220)
Short-term borrowings - net	(2,022)	(228)
Common shares issued	4	25
Dividends - Alcan shareholders (including preference)	(58)	(57)
- Minority interests	-	(2)
Cash from (used for) financing activities in continuing operations	(2,326)	59

Cash used for financing activities in discontinued operations	(37)	(3)

Cash from (used for) financing activities	(2,363)	56

ALCAN INC.

INTERIM CONSOLIDATED STATEMENT OF CASH FLOWS (cont'd) (unaudited)

Three months ended March 31	2005	2004
(in millions of US$)

INVESTMENT ACTIVITIES

Purchase of property, plant and equipment	(292)	(252)
Business acquisitions and purchase of investments	-	(368)
Net proceeds from disposal of business, investments and other assets	9	44
Settlement of amounts due from Novelis, net	2,565	-
Cash from (used for) investment activities in continuing operations	2,282	(576)

Cash used for investment activities in discontinued operations	(57)	(14)

Cash from (used for) investment activities	2,225	(590)

Effect of exchange rate changes on cash and time deposits	(18)	(27)
Decrease in cash and time deposits	(135)	(271)

Cash and time deposits - beginning of period	340	778
Cash and time deposits - end of period in continuing operations	205	408
Cash and time deposits - end of period in discontinued operations	-	99
Cash and time deposits - end of period	205	507

ALCAN INC.

(in millions of US$, except where indicated)

1.         BASIS OF PRESENTATION

The unaudited interim consolidated financial statements are based upon accounting policies and methods of their application consistent with those used and described in the Company's annual financial statements as contained in the most recent annual report.  The interim financial statements do not include all of the financial statement disclosures included in the annual financial statements prepared in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP) and therefore should be read in conjunction with the Company's annual report.

In the opinion of management of the Company, the unaudited interim consolidated financial statements reflect all adjustments, which consist only of normal and recurring adjustments, necessary to present fairly the financial position and the results of operations and cash flows in accordance with U.S. GAAP, applied on a consistent basis.  The results reported in these interim consolidated financial statements are not necessarily indicative of the results that may be expected for the entire year.

Spin-off of Rolled Products Businesses

On January 6, 2005, Alcan completed the spin-off of Novelis Inc. (Novelis), as described in note 5 - Spin-off of Rolled Products Businesses.  Prior to the spin-off, these businesses were owned by Alcan.  Alcan's consolidated financial statements as at December 31, 2004 and for the three months ended March 31, 2004 include the operations transferred to Novelis.   Alcan's consolidated financial statements as at and for the three months ended March 31, 2005 exclude the operations transferred to Novelis.   Management concluded that all income earned and cash flows generated by Novelis entities from January 1 to 5, 2005, were insignificant.  In addition, the transactions between Alcan and Novelis during this period were also immaterial, with the exception of a net gain on derivative contracts, which has been recorded in retained earnings.

2.         DISCONTINUED OPERATIONS AND ASSETS HELD FOR SALE

On April 20, 2005, the Company announced the sale of Almet France to Amari Metal France Ltd., which specializes in distributing aluminum, stainless steel and cuprous metal products.  The assets of Almet France were previously classified as held for sale and included in discontinued operations.

3.         CAPITALIZATION OF INTEREST COSTS

Total interest costs in continuing operations in the first quarter of 2005 and 2004 were $90 and $95, respectively of which $5 and $2 were capitalized.

4.         SALES AND ACQUISITIONS OF BUSINESSES AND INVESTMENTS

On March 22, 2005, the Company announced the creation of a new company in the Chinese Suzhou region, which will be equipped to fabricate packaging for beauty and personal care products.  The Company has signed an agreement with the local government of the Mudu New District for the manufacturing site, which will initially produce plastic and aluminum packaging for make-up and skincare.  Production will commence in the third quarter of 2005.

On March 16, 2005, the Company announced that it reached an agreement to sell Guardian Espanola S.A. to its current local management team.  Located in Vitoria, Spain, Guardian Espanola S.A. produces flexible packaging and promotional items.

4.         SALES AND ACQUISITIONS OF BUSINESSES AND INVESTMENTS (cont'd)

Pursuant to a Memorandum of Understanding signed in June 2004, on February 23, 2005, the Company announced the signing of a Shareholders' Agreement with Oman Oil Company S.A.O.C. and the Abu Dhabi Water and Electricity Authority for a 20% equity interest in the development of a proposed 325-kt aluminum smelter project in Sohar, Oman.  The Company has the option of acquiring up to 60% of a planned second potline for an additional 330 kt of aluminum.  The agreement provides that the Company would license its AP35 smelter technology and take a leading role in the construction and operation of the smelter.  Subject to successful completion of the project agreements and financing arrangements, construction is expected to commence in the second half of 2005 and result in the first metal production by 2008.

On February 15, 2005, the Company announced that it reached an agreement with the U.K. administrators of Parkside International, to acquire the assets of Parkside's flexible food packaging plant in Zlotow, Poland.  The acquisition was completed on May 2, 2005 following the approval of Polish and German anti-trust authorities.

On January 11, 2005, the Company announced its investment of $55 in the Russian packaging market, to build and equip two new plants located in the Moscow and St. Petersburg regions.  The Moscow site will focus on flexible packaging for the confectionery and dairy markets and represents an initial investment of $25.   The St. Petersburg site will be dedicated to tobacco packaging and represents an initial investment of $30.

5.         SPIN-OFF OF ROLLED PRODUCTS BUSINESSES

On January 6, 2005, Alcan completed the spin-off of Novelis to its shareholders. Alcan shareholders received one Novelis common share for every five Alcan common shares held.  Novelis consists of substantially all of the aluminum rolled products businesses held by Alcan prior to its 2003 acquisition of Pechiney, together with some of Alcan's alumina and primary metal-related businesses in Brazil, which are fully integrated with the rolled products operations there, as well as four former Pechiney rolling facilities in Europe.

The agreements giving effect to the spin-off provide for various post-transaction adjustments and the resolution of outstanding matters, which are expected to be carried out by the parties by the end of 2005.

Following the spin-off, the Company settled amounts due from Novelis and used the net proceeds of $2.6 billion to settle third party debt.  Included in the net proceeds was a payment of $100 made by the Company to Novelis in accordance with a separation agreement between the parties.

6.    SUBSEQUENT EVENTS

On April 1, 2005, the Company announced the sale of its aluminum tubes business to its current management team and 21 Centrale Partners, an investment fund specialized in high potential mid-sized industrial companies.  The sale consists of three plants located in Saumur (France), Kolin (Czech Republic) and Cividate al Piano (Italy).  In divesting this business, the Company is continuing its strategy to direct its investments into markets with higher growth rates.  In the second quarter of 2005, these businesses will be included in discontinued operations.

Montreal, Canada

9 May 2005